EXHIBIT 16.1

March 6, 2002


Securities and Exchange Commission
450 Fifth Street
N.W. Washington, D.C. 20549

Commissioners:

We have read the statements made by Diamond Hitts Production, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 7, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ LL Bradford & Company
LL Bradford & Company